UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                       Hollywood Entertainment Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    436141105
                                    ---------
                                 (CUSIP Number)


                                 March 31, 2005
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 2 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           The Eureka (Euro) Fund Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 3 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace LLP
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 4 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace Asset Management Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 5 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Paul Marshall
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 6 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Ian Wace
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 7 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Mark Hawtin
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 436141105                   13G                     Page 8 of 13 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Duncan Ford
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock of Hollywood Entertainment Corporation (the "Company") to amend the Schedule 13G filed on December 22, 2004 (the "Schedule 13G") and to report beneficial ownership of less than 5% of the total outstanding Common Stock. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.

Item 4              Amount Beneficially Owned:
                    --------------------------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

A.   The Eureka (Euro) Fund Limited
     ------------------------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%. The percentages used herein and elsewhere in this Amendment No. 1 are calculated based upon the 64,081,787 shares of Common Stock stated to be issued and outstanding as of March 11, 2005, as reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

B.   Marshall Wace LLP
     -----------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

C.   Marshall Wace Asset Management Limited
     --------------------------------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0


                               Page 9 of 13 pages

D.   Paul Marshall
     -------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

E.   Ian Wace
     --------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

F.   Mark Hawtin
     -----------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

G.   Duncan Ford
     -----------
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


                              Page 10 of 13 pages

Item 10             Certification:
                    --------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 11 of 13 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 8, 2005


                                        THE EUREKA (EURO) FUND LIMITED

                                        /s/ Paul Marshall
                                        ------------------------------
                                        Name:  Paul Marshall
                                        Title: Director


                                        MARSHALL WACE LLP

                                        By:  Marshall Wace Asset Management,
                                             its Managing Member

                                        /s/ Duncan Ford
                                        ------------------------------
                                        Name:  Duncan Ford
                                        Title: Member


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Paul Marshall
                                        ------------------------------
                                        Name:  Paul Marshall
                                        Title: Director


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Duncan Ford
                                        ------------------------------
                                        Name:  Duncan Ford
                                        Title: Director

                                        /s/ Paul Marshall
                                        ------------------------------
                                        Paul Marshall


                                        /s/ Ian Wace
                                        ------------------------------
                                        Ian Wace


                                        /s/ Mark Hawtin
                                        ------------------------------
                                        Mark Hawtin


                                        /s/ Duncan Ford
                                        ------------------------------
                                        Duncan Ford